EXHIBIT 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the thirteen-week periods ended April 1, 2007 and March 26, 2006

(Dollar amounts in millions)

	THIRTEEN-WEEKS ENDED
	APRIL 1, 2007	MARCH 26, 2006
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$93	$400
Add: interest portion of rental expense	15	15
Deduct: undistributed earnings of equity affiliates	(13)	(16)

Available earnings	$95	$399

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	117	115
Weyerhaeuser Real Estate Company and other related subsidiaries	13	14

Subtotal	130	129
Less: intercompany interest	(1)	—

Total interest expense incurred	129	129
Amortization of debt expense	3	3
Interest portion of rental expense	15	15

Total fixed charges	$147	$147

Ratio of earnings to fixed charges	—	2.71

Coverage deficiency	$(52)	$—

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the thirteen-week periods ended April 1, 2007 and March 26, 2006

(Dollar amounts in thousands)

	THIRTEEN-WEEKS ENDED
	APRIL 1, 2007	MARCH 26, 2006
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$84	$388
Add: interest portion of rental expense	13	13
Deduct: undistributed earnings of equity affiliates	2	(1)
Deduct: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(57)	(171)

Available earnings	$42	$229

Fixed charges:
Interest expense incurred	117	115
Amortization of debt expense	3	3
Interest portion of rental expense	13	13

Total fixed charges	$133	$131

Ratio of earnings to fixed charges	—	1.75

Coverage deficiency	$(91)	$—